Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
MAY 3, 2013

CHESAPEAKE ENERGY CORPORATION BOARD ACCEPTS RESIGNATION OF
LOUIS A. SIMPSON; ELECTS THOMAS L. RYAN TO BOARD

OKLAHOMA CITY, MAY 3, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has accepted the resignation of director Louis A. Simpson.  Thomas L. Ryan, President and Chief Executive Officer of Service Corporation International (NYSE:SCI), has been elected to fill the vacancy and has been appointed to the audit committee.  He will stand for election at the 2013 annual meeting of shareholders on June 14.  Mr. Ryan replaces R. Brad Martin on the audit committee, with Mr. Martin becoming chair of the nominating, corporate governance and social responsibility committee.

Chairman Archie Dunham said, “The Board has greatly appreciated and benefited from Lou’s service to Chesapeake over the past two years.  He was elected to our Board in June 2011 and has chaired the nominating, corporate governance and social responsibility committee since the 2012 annual meeting of shareholders.  Lou has made significant contributions to strengthening Chesapeake’s corporate governance.  We wish him the very best as he leaves the board to pursue his business interests.”

Regarding the election of Mr. Ryan, Mr. Dunham stated, “Tom was recommended by our largest shareholder, Southeastern Asset Management, to replace Lou on Chesapeake’s board.  With his extensive management experience and financial expertise in running a leading North American public company, Tom will be a great addition to our audit committee and a terrific resource for our board and management team.  We are pleased to welcome Tom and are confident that his insight and experience will benefit the company and all of our shareholders.”

Mr. Ryan commented, “It is a privilege to be selected to join the board of one of our country’s leading energy producers – a company that has played a pivotal role in changing the U.S. energy supply paradigm through its pioneering of unconventional natural gas and oil exploration and development. I look forward to learning more about Chesapeake’s world-class assets which clearly have tremendous potential for future value creation.”

Mr. Ryan has been Chief Executive Officer of Service Corporation International (NYSE:SCI) since 2005 and has served as President of SCI since 2002.  SCI is North America's leading provider of deathcare products and services, with more than 21,000 employees.  From 2002 to 2005, Mr. Ryan was also Chief Operating Officer of SCI, and from 2000 to 2002 he was Chief Executive Officer of SCI’s European operations. He served in a variety of financial management roles from the time he joined SCI in 1996 until 2000.  Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years.  He holds a bachelor’s degree in business administration from the University of Texas at Austin.  Mr. Ryan is a member of the Board of Trust Managers of Weingarten Realty Investors (NYSE:WRI) and serves as a director of Texas Industries, Inc. (NYSE:TXI). He also serves as Chairman of the Board of Trustees of the United Way of Greater Houston and on the Board of Directors of the Greater Houston Partnership, Greater Houston Community Foundation Governing Board and the University of Texas McCombs Business School Advisory Council.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154